Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Xurui Guangdian Co., Ltd.:

We consent to the incorporation by reference in the registration statement (No. 333-171107) on Form S-8 of SemiLEDs Corporation of our report dated November 20, 2012, with respect to the balance sheet of Xurui Guangdian Co., Ltd. as of August 31, 2012, and the related statements of operations, equity and comprehensive income (loss), and cash flows for the year ended August 31, 2012, which report appears in the August 31, 2012 annual report on Form 10-K of SemiLEDs Corporation. Our report dated November 20, 2012 contains an explanatory paragraph that states that Xurui Guangdian Co., Ltd. has incurred net losses since its inception, has an accumulated deficit, and has defaulted on certain bank loans. These conditions along with other matters raise substantial doubt about Xurui Guangdian Co., Ltd.’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ ShineWing

ShineWing CPAs Shanghai Branch

Shanghai, People’s Republic of China

December 12, 2012